       										  	  	   	EXHIBIT 11


                                   STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                           COMPUTATION OF PER SHARE EARNINGS

                                                          For Years Ended June 30,
							    1994 		 1993 		    1992

Average market price during the years .................	    $25.03 		 $18.97		    $12.93

Proceeds that would be received upon exercise of the
  average stock options at applicable exercise price...	    $5,213,551		 $6,145,961	    $9,992,831

Average applicable stock option shares outstanding.....	    522,579		 670,131	    1,144,378

Shares that would be redeemed at average market price
  under the "treasury stock" method ...................	    212,435		 329,154	    800,616

Net additions for share equivalents ...................	    310,144		 340,977	    343,762

Average shares outstanding ............................	    14,983,207		 16,034,987	    17,492,814

Average shares outstanding and share equivalents ......	    15,293,351		 16,375,964	    17,836,576

Per Share Earnings ....................................	    $1.78 		 $1.47		    $1.23


For Years Ended June 30,
     1991	   1990
     $11.80	   $12.04

     $6,335,883	   $3,521,777

     815,688	   591,398

     528,854	   292,594

     286,834	   298,804

     18,971,636	   20,125,226

     19,258,470	   20,424,030

     $1.05	   $1.11


Note:  All share and per share data have been adjusted, where appropriate, to reflect the
May, 1993 two-for-one stock split.
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